EXHIBIT 99.1

The following form of telephone voting script is being used in connection with voting by shareholders of American Express Company with respect to the Registrant’s 2010 Annual Meeting of Shareholders.

AMERICAN EXPRESS COMPANY

TELEPHONE VOTING

FOR SHAREHOLDERS

Generic Greeting:
“Thank you for calling the Automated Proxy Voting Service.”
Shareholder Hears:

“You must be calling from a touch tone telephone in order to use this system and already have read the proxy statement and made your voting decisions.”

“Press ‘1’ if you are calling from a touch tone phone and have your proxy form in front of you.”

Shareholder presses “1” and hears:

“Let’s Begin.”

** If shareholder does not press anything, they will hear: “I have not received your response. Press ‘1’ if you are calling from a touch tone phone and have your proxy form in front of you.”

Shareholder hears:
“Please enter the 12-digit control number, which is labeled as such, or located in the box indicated by the arrow on your Vote Instruction Form, followed by the pound sign.”
Shareholder Enters Control number followed by the pound sign . . .

•Valid Control Number: (See voting scripts, below.)

•Invalid: “Sorry, your control number is invalid.”

•Invalid >3x: “ Sorry, since your entry of the control number was invalid, we are not able to process your transaction at this time. You will be able to access the system in 24 hours.”

•Valid control number, but Shareholder has already voted: “A vote has already been recorded for this control number. If you want to change your vote, press ‘1’, if you do not want to change your vote press ‘2’.” (See voting scripts below.)

Voting Scripts:
“If you would like to vote as the Board recommends press ‘1’, to vote on Directors and proposals individually press ‘2’.”
Shareholder presses:	Shareholder hears:
1	“Let me confirm. You have elected to vote as the Board recommends. If these elections are correct press ‘1’, to vote again press ‘2’, to hear your vote again press ‘3’.”
2	“If you wish to vote for all nominees, press 1. To withhold all nominees, press 2. To withhold specific, nominees, press 3.
“Proposal voting . . . there are five to vote on. After you cast all your votes, you’ll have a chance to review them. We are ready to accept your vote for Proposal [02, 03, 04, 05 and 06].”
3	“To withhold a nominee, enter the two-digit number that is in front of the name of the nominee you wish to withhold. OK. If you wish to withhold another nominee, enter the two-digit number that is in front of the nominee you wish to withhold. [repeat as needed] If you are finished, enter 00.”
Proposal Vote Script:
“Proposal voting . . . there are 5 to vote on. After you cast all your votes, you’ll have a chance to review them. We are ready to accept your vote for Proposal 02, 03, 04, 05 and 06.”
Proposal Vote For/Against/Abstain Script:
“If you are voting for this proposal, press ‘1’. If you are voting against this proposal, press ‘2’, If you wish to abstain, press ‘3’.”
Confirmation of Proposal Voting Options:
For each Proposal:	“For/Against/Abstain.”

Concluding/Additional Scripts:
Topic:	Script:
After all voting:	“You have completed (proposal) voting. Let me confirm. You have voted to [voter’s elections repeated]. If these elections are correct press ‘1’, to vote again press ‘2’, to hear your vote again, press ‘3’.”
Shareholder wants to/does not want to vote on another proposal.

“One moment while I log your ballot. A vote has been recorded for control number XXXXXXXXXXXX. If this concludes your business press ‘1’, if you would like to vote for another proxy election press ‘2’.”

• If shareholder presses “1”: “All of your votes have been recorded by the telephone proxy voting service. Do not mail in your proxy card. Keep it as a record of your vote. Thank you for calling. This concludes your transaction. Goodbye.”

• If shareholder presses “2”: See appropriate proxy voting dialogue scripts, above.

Error Messages:
No response from shareholder:	“I have not received your response. Please…[repeats instruction.]”
No response 3X	“We are sorry you are experiencing problems entering your vote. Please call later and try again. We have not recorded a vote. Goodbye.”
Auto Proxy Unavailable Error:	“We are sorry. The automated proxy voting system is unavailable at this time. Please try your call again later.”
Meeting Date:	“Sorry, we cannot accept your voting instructions. It is the day of the meeting or the cut off date for voting has passed.”
Control number no longer valid:	“Sorry, the control number you entered is no longer valid. Please contact your bank, broker or mutual fund to confirm your voter eligibility.”
Control number not entered:	“Please call back when you have your proxy form. Thank you for calling. Goodbye.”

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